Exhibit 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FY2012 OPERATING RESULTS

FOURTH QUARTER DILUTED EPS INCREASE 17 PERCENT ON STRONGER SAME-STORE SALES AND FACTORY PRODUCT SHIPMENTS

COMPANY INCREASES FIRST QUARTER CASH DIVIDEND
BY 10% TO $0.11 PER SHARE

DURANGO, Colorado (May 3, 2012) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises/operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the quarter and fiscal year ended February 29, 2012.  The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its FY2012 operating results and other topics of interest (see details below).

For the quarter ended February 29, 2012, total revenue increased 13.0 percent to approximately $10.1 million, compared with revenues of approximately $9.0 million in the fourth quarter of the previous fiscal year. Same-store sales at franchised retail outlets increased 4.0 percent versus the prior-year quarter.  Total factory sales increased 14.5 percent from the prior-year quarter to $7.0 million (vs. $6.2 million), primarily due to a 25.4 percent increase in sales to customers outside the Company’s retail store network, along with a 9.4 percent increase in sales to franchised and licensed stores that was driven by a 6.0 percent increase in same-store pounds purchased by the Company’s network of franchised stores.

Royalties and marketing fees rose 2.5 percent in the fourth quarter of FY2012 compared to the prior-year quarter as a result of the increase in same-store sales at franchised and licensed locations, partially offset by a decrease in the average number of franchised domestic Rocky Mountain Chocolate Factory stores in operation.  The average number of licensed (co-branded) stores in operation increased from 40 average units in the fourth quarter of FY2011 to 49 average units in the fourth quarter of FY2012. Franchise fees declined to $28,000 in the fourth quarter of FY2012, from $84,000 in the fourth quarter of the previous fiscal year.   Franchisees opened one domestic store in the fourth quarter of  FY2012, compared with three new domestic stores in the fourth quarter of the previous fiscal year.

Retail sales increased 24.1 percent to $1,506,000 in the fourth quarter of FY2012, from $1,214,000 in the fourth quarter of FY2011, due to an increase in the average number of Company-owned stores in operation resulting from the opening of nine Aspen Leaf Yogurt (“ALY”) locations between December 2010 and the end of FY2012, partially offset by the sale of three Company-owned Rocky Mountain Chocolate Factory store locations.  Same-store sales at Company-owned stores increased 11.9 percent in the fourth quarter of FY2012 when compared with the fourth quarter of the previous fiscal year.

Net income for the fourth quarter of FY2012 increased 13.6 percent to $1,319,852, versus $1,162,118 in the fourth quarter of the previous fiscal year.  Basic earnings per share increased 15.8 percent to $0.22 in the fourth quarter of FY2012, compared with $0.19 in the prior-year quarter.  Diluted earnings per share rose 16.7 percent to $0.21 in the fourth quarter of FY2012, versus $0.18 in the fourth quarter of FY2011.

“The Company’s 13.6 percent increase in fourth quarter net income represented the strongest quarter of the fiscal year, when compared with prior-year periods,” noted Bryan Merryman, Chief Operating Officer of the Company.  “Same-store sales comparisons continued to improve relative to year-earlier levels, and we  also reported an increase in same-store pounds of product purchased from our factory by franchised and licensed stores  that was driven primarily by the timing of the Easter holiday this year versus last year.  The 13.0 percent increase in the Company’s total revenue benefited from the opening of five additional Company-operated ALY stores during the fourth quarter and contributions from the four ALY stores opened between December 2010 and April 2011.  We continue to refine the ALY store footprint and business model, and plans call for the opening of our first co-branded Rocky Mountain Chocolate Factory/Aspen Leaf Yogurt store during the second quarter of FY2013.”

“Looking forward, despite the continued impact of unfavorable credit market conditions upon the ability of our domestic franchisees to secure financing for new stores, the outlook for international expansion of our Rocky Mountain Chocolate Factory store network has significantly improved with the recently announced signing of a Master License Agreement in Japan,” continued Merryman.  “Our master licensee, which has extensive experience operating franchised retail stores in that country, has agreed to open or franchise at least 10 Rocky Mountain Chocolate Factory stores annually over the next ten years and has been granted a right of first refusal regarding expansion into the People’s Republic of China (including Hong Kong), Taiwan and South Korea.  An initial Rocky Mountain Chocolate Factory store in an upscale Tokyo shopping mall appears on track to generate first year sales significantly higher than the average for our stores in the United States, and test stores are scheduled to open in Hong Kong and Shanghai later this fiscal year.  We plan to pursue potential relationships with financially strong franchise concept operators in other countries, as well, and we believe that international expansion has the potential to significantly accelerate the growth of sales and profitability in our Rocky Mountain Chocolate Factory business segment in coming years.”

For the fiscal year ended February 29, 2012, total revenues increased 11.2 percent to approximately $34.6 million, compared with revenues of approximately $31.1 million in the fiscal year ended February 28, 2011.  Same-store sales at franchised retail outlets improved 1.1 percent, when compared with the previous fiscal year.  Factory product sales increased 9.1 percent to $23.6 million in FY2012, primarily due to a 25.7 percent increase in shipments to customers outside the Company’s network of franchised and licensed retail stores and a 4.6 percent increase in purchases by franchised and licensed retail stores, partially offset by a modest 0.5 percent decrease in same-store pounds of factory products purchased by franchisees.

Royalties and marketing fees were largely unchanged at approximately $5.5  million in both FY2012 and FY2011.  Retail sales increased 42.0 percent to approximately $5.3  million in FY2012 (vs. $3.7 million in FY2011), primarily reflecting the opening of nine ALY stores between December 2010 and the end of FY2012. Same-store retail sales at Company-owned stores increased 6.8 percent in FY2012 when compared with the prior year.  Franchise fees decreased 21.9 percent to approximately $256,000 in FY2012, versus approximately $327,000 in the previous fiscal year.

Net income for FY2012 declined less than 1 percent to $3,876,032, versus $3,910,841 in FY2011.  Basic earnings per share decreased 3.1 percent to $0.63 in FY2012, compared with $0.65 a year earlier, primarily due to start-up losses associated with the new ALY initiative.  Diluted earnings per share of $0.62 in FY2012 were unchanged relative to diluted EPS of $0.62 in the previous fiscal year.

During the fourth quarter of FY2012, licensees opened co-branded Cold Stone Creamery stores in Logan, UT; Tooele, UT; and Lonetree, CO.  Franchisees opened new Rocky Mountain Chocolate Factory stores in Ridgeland, MS; and Place Laurier, Quebec, Canada.  A Company-owned Rocky Mountain Chocolate Factory location opened in St. Joseph, MO.  Company-owned ALY stores were opened in St. Joseph, MO; Ames, IA; DeKalb, IL and Gilbert, AZ.  A complete list of stores is available on the Company’s websites at www.rmcf.com and www.aspenleafyogurt.com.

“We were quite pleased to report diluted earnings per share of $0.62 in FY2012, which were unchanged from prior-year levels, despite absorbing a first-year operating loss of approximately $586,000 from our ALY business segment, which opened its first store in December 2010,” added Merryman.

“We generated $6.1 million in cash from operating activities during FY2012, which represented a 62 percent improvement when compared with the previous fiscal year, and our balance sheet remains very strong.  After investing approximately $3.3 million in property and equipment, primarily related to new ALY stores, and paying out $2.4 million in cash dividends to shareholders during FY2012, our cash and cash equivalents totaled $4.1 million at February 29, 2012.   This represented a 23 percent increase in cash and cash equivalents relative to such balances at the beginning of the fiscal year.  Our strong financial condition at fiscal year-end was also evident in a 4.0-to-1.0 current ratio, no long- or short-term debt outstanding, and shareholders’ equity of $18.7 million,” concluded Merryman.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.11 per share, payable June 8, 2012 to shareholders of record on May 24, 2012.  This represents an increase of 10% in the Company’s quarterly cash dividend payout relative to the previous quarterly cash dividend.

“Our Company continues to generate free cash flow in excess of its capital spending requirements, and we are pleased to announce the 11th increase in our quarterly cash dividend since we initiated our cash dividend policy in 2003,” stated Frank Crail, Chairman and Chief Executive Officer of the Company. “The dividend to be paid in May 2012 represents our 36th consecutive quarterly cash dividend.  Based upon RMCF’s closing share price of $10.07 on May 2, 2012, the annualized cash dividend of $0.44 per share provides a current yield to shareholders of 4.4 percent.  The decision to increase the cash dividend payout is representative of the belief by our Board and management team that Rocky Mountain shareholders should directly participate in the success of the Company.”

Investor Conference Call

The Company will host an investor conference call today, May 3, 2012 at 4:15 p.m. EDT to discuss its operating results for the quarter and fiscal year ended February 29, 2012, along with other topics of interest.  To access the conference call, please dial 877-317-6789 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”.  A replay of the conference call will be available one hour after completion of the call until May 10, 2012 at 5:00 p.m. EST by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10013466.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  As of May 3, 2012 the Company and its franchisees operated 371 stores in 40 states, Canada, Japan and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of the  Aspen Leaf Yogurt concept and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	twelve months ended	Stores opened as of
	February 29, 2012	February 29, 2012
United States
Rocky Mountain Chocolate Factory
Franchise Stores	8	239
Company-Owned Stores	1	10
Cold Stone Creamery	10	50
Aspen Leaf Yogurt
Franchise Stores	4	4
Company-Owned Stores	8	9
International License Stores	2	58
Total	33	370

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Three Months Ended February 29,		Three Months Ended February 29,
	2012	2011	2012	2011
Revenues
Factory sales	$7,039	$6,151	69.5%	68.6%
Royalty and marketing fees	1,560	1,522	15.4%	17.0%
Franchise fees	28	83	0.3%	0.9%
Retail sales	1,506	1,214	14.9%	13.5%
Total Revenues	10,133	8,970	100.0%	100.0%

Costs and Expenses
Cost of sales	5,417	4,726	53.5%	52.7%
Franchise costs	421	460	4.2%	5.1%
Sales and marketing	458	451	4.5%	5.0%
General and administrative	788	693	7.8%	7.7%
Retail operating	901	726	8.9%	8.1%
Depreciation and amortization	198	166	2.0%	1.9%
Total Costs and Expenses	8,183	7,222	80.8%	80.5%

Income from operations	1,950	1,748	19.2%	19.5%

Interest income	13	18	0.1%	0.2%

Income before income taxes	1,963	1,766	19.4%	19.7%

Provision for income taxes	643	604	6.3%	6.7%

Net income	$1,320	$1,162	13.0%	13.0%

Basic Earnings Per Common Share	$0.22	$0.19

Diluted Earnings Per Common Share	$0.21	$0.18

Weighted Average Common Shares Outstanding	6,138,001	6,066,886

Dilutive Effect of Employee Stock Options	153,442	247,295

Weighted Average Common Shares Outstanding, Assuming Dilution	6,291,443	6,314,181

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Year Ended February 29,		Year Ended February 29,
	2012	2011	2012	2011
Revenues
Factory sales	$23,597	$21,628	68.1%	69.5%
Royalty and marketing fees	5,496	5,457	15.9%	17.5%
Franchise fees	256	327	0.7%	1.1%
Retail sales	5,278	3,716	15.2%	11.9%
Total Revenues	34,627	31,128	100.0%	100.0%

Costs and Expenses
Cost of sales	18,309	16,228	52.9%	52.1%
Franchise costs	1,796	1,576	5.2%	5.1%
Sales and marketing	1,684	1,595	4.9%	5.1%
General and administrative	3,045	2,692	8.8%	8.6%
Retail operating	3,189	2,417	9.2%	7.8%
Depreciation and amortization	751	670	2.2%	2.2%
Total Costs and Expenses	28,774	25,178	83.1%	80.9%

Income from operations	5,853	5,950	16.9%	19.1%

Interest income	59	59	0.2%	0.2%

Income before income taxes	5,912	6,009	17.1%	19.3%

Provision for income taxes	2,036	2,098	5.9%	6.7%

Net income	$3,876	$3,911	11.2%	12.6%

Basic Earnings Per Common Share	$0.63	$0.65

Diluted Earnings Per Common Share	$0.62	$0.62

Weighted Average Common Shares Outstanding	6,111,480	6,050,985

Dilutive Effect of Employee Stock Options	183,599	239,160

Weighted Average Common Shares Outstanding, Assuming Dilution	6,295,079	6,290,145

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	February 29, 2012	February 28, 2011
Current Assets	$14,099	$13,507
Total Assets	$24,163	$21,439
Current Liabilities	$3,542	$3,676
Stockholder's Equity	$18,736	$16,654